Exhibit 99.28(p)(ii)

THE BESSEMER GROUP, INCORPORATED

CODE OF ETHICS

October 2022

Exhibit 99.28(p)(ii)

Table of Contents

Message from Marc Stern, Chief Executive Officer, and the Management Committee				1
A.	BUSINESS ETHICS AND CONFLICTS OF INTEREST POLICY			2
	1.	Business Ethics		2
		a.	Mandatory Compliance with Law and Bessemer Trust Policies	2
		b.	Requirement of Cooperation and Candor	2
		c.	Fair Dealing and Responsibilities	2
		d.	Personal Finances and Duty to Pre-Clear Securities Trades	2
		e.	Approval of Outside Activities	2
		f.	Duty to Protect Confidential Information	3
		g.	Accuracy of Financial Records and Periodic Reporting	3
	2.	Conflicts Of Interest		4
		a.	In General – Avoiding Self-Dealing and Personal Benefits	5
		b.	Gifts, Meals, and Entertainment Policy	6
B.	OUTSIDE ACTIVITIES POLICY			9
	1.	Required Approval and Annual Disclosure of Outside Activities		9
	2.	Limits on Outside Employment		9
	3.	Limits on Compensation for Outside Activities		9
	4.	Limits on Serving in a Fiduciary Capacity		10
	6.	Investment Activity		10
	7.	Political Contributions and Activities		10
C.	EXTERNAL COMMUNICATIONS			11
	1.	Communicating with the Media, Speaking and Publishing, and Interacting with Regulators		11
		a.	Responding to Media Inquiries	11
		b.	Speaking and Publishing	11
		c.	Interacting with Regulators	12
D.	PERSONAL TRADING POLICY			13
	1.	Disclosure of Securities Holdings and Trades		13
	2.	Duty to Use Only Approved Brokers		13
	3.	Trade Pre-Clearance Requirement for All Covered Accounts		13
E.	INSIDER TRADING AND PROHIBITED TRADING PRACTICES POLICY			13
	1.	Prohibition on Insider Trading		14
	2.	Definition of Material Non-public Information		14

	3.	Reporting the Receipt of Material Non-public Information	14
	4.	Prohibition on Sharing Material Non-public Information	14
	5.	Other Prohibited Trading Practices	14
F.	VIOLATIONS OF POLICY OR LAW AND PROTECTION FROM RETALIATION FOR REPORTING VIOLATIONS		15
	1.	Violations of Bessemer Trust Policy or Law	15
	3.	Protection from Retaliation for Reporting Violations	16
G.	CODE ADMINISTRATION		16
	1.	Annual Employee Affirmation	16
	2.	Overall Administration	16

Exhibit 99.28(p)(ii)

Message from Marc Stern, Chief Executive Officer, and the Management Committee

Dear Colleague,

Trust means everything. As we all know, it is the foundation of every relationship.

Earning trust depends on our actions every day. When we keep our commitments, we are demonstrating our culture of integrity to all of our key constituencies – our clients, colleagues, owners, service providers, and regulators. Rooted in our core values, our Code of Ethics guides our actions and embodies our culture. We must all be familiar with the Code and the key ethical, legal, and reputational issues it addresses, including:

- The ethical conduct of the firm’s business;

- Management and mitigation of potential conflicts of interest;
- Giving and receiving gifts, meals, and entertainment;
- Engaging in outside activities;
- Personal trading of securities;
- The handling of material non-public information; and
- The reporting of concerns and protection from retaliation.

Please use the Code to help guide your decisions, especially when you identify potential concerns and may not have all the answers. As always, we urge you to ask questions or speak up if you observe any behavior that appears to violate either the letter or spirit of the Code of Ethics by contacting the General Counsel or Chief Compliance Officer, or by sending an email to CodeofEthics@Bessemer.com. Bessemer Trust seeks to create an environment for constructive dialogue where all employees feel safe to raise concerns. All reports will be reviewed, appropriate action will be taken, and the reporting employee will be protected from retaliation. If you prefer to make an anonymous report, you may do so using the Bessemer Ethics Line by visiting www.bessemer.ethicspoint.com on any device or by calling (844) 268-8279.

We are proud and fortunate to work in an ethical and collaborative environment with dedicated colleagues who strive to do the right thing even when the right thing may be hard to do. Working together, we act as stewards of a firm that has built and retained a strong reputation over more than a century. Our shared commitment to Bessemer’s culture of honesty, integrity, and ethics will always be at the heart of our strength. Thank you for your continued support.

Sincerely,

Marc Stern

Management Committee: Pat Boyle, Joan Brunelle, David Bunce, Leslie Day, Elizabeth Delo, Yvette Garcia, Allison Heilborn, Jim Kronenberg, Peter Langas, Deborah Lo Cascio, Holly MacDonald, Tim McBride, Michael Marquez, Gerardo Nout, Antonio Perrotta, Preston Stahl, Christian Thornburg, George Wilcox

1

Exhibit 99.28(p)(ii)

A.	BUSINESS ETHICS AND CONFLICTS OF INTEREST POLICY

1.	Business Ethics

a.	Mandatory Compliance with Law and Bessemer Trust Policies

The values of Bessemer Trust are described in this Code of Ethics and implemented through its policies and procedures. It is the responsibility of every Bessemer Trust Employee (“Employee” or “You”) to read, understand, and adhere to every policy and procedure that applies to them and their business unit. Each of us is expected to be familiar with and comply with the applicable laws, rules and regulations that govern our business, and the standards that apply to our activities.

The advice of General Counsel should be sought when such laws, regulations, or policies are ambiguous or difficult to interpret, or if You have a question about whether contemplated conduct is legal or ethical.

b.	Requirement of Cooperation and Candor

Integrity and honesty are core Bessemer Trust values, and your work and communications must truthfully and fairly reflect the matters described. You must promptly and candidly inform Senior Management of all matters that are pertinent to Bessemer Trust’s financial position or operations. Similarly, your complete cooperation and candor is essential and required in dealing with General Counsel, Compliance, Bessemer Trust’s internal or independent auditors, and regulators.

c.	Fair Dealing and Responsibilities

Bessemer Trust engages in vigorous, but fair and ethical competition in its business activities. Our commitment to doing the right thing and treating clients fairly means we do not seek competitive advantages through unethical or illegal practices or take advantage of anyone through manipulation, concealment, abuse of information, or misrepresentation. Anti-competitive or unethical practices are prohibited. Employees must avoid situations that create the potential for unlawful anti-competitive or collusive conduct; and immediately stop any conversation in which a competitor, client, or third party with whom Bessemer Trust does business tries to engage in anti-competitive or collusive conduct. Any suspected unlawful or unethical activity should be reported to General Counsel promptly upon discovery.

d.	Personal Finances and Duty to Pre-Clear Securities Trades

Employees should manage their personal finances in a manner consistent with employment in a fiduciary institution and in compliance with regulatory requirements. Employees are also subject to certain restrictions on their investment activities as set forth in the Bessemer Trust Personal Trading Policy, summarized below. Pursuant to that policy, all Bessemer Trust Employees must, among other things, (i) disclose all Covered Accounts for which they have Beneficial Ownership, and (ii) report and pre-clear trades of Covered Securities in Discretionary Accounts.

e.	Approval of Outside Activities

Outside Activities, such as serving as a board member or trustee, outside employment, seeking political office, writing or publishing, and public speaking engagements are subject to the Outside Activities Policy, as set forth below. Pursuant to that policy, you must obtain pre-approval before participating in most Outside Activities.

2

f.	Duty to Protect Confidential Information

Our business and our reputation depend on our safeguarding client, proprietary, or other confidential information.

Employees must carefully and diligently safeguard (i) every current, former, or prospective client’s or Employee’s confidential personal or financial information, (ii) Bessemer Trust’s own proprietary and confidential information and trade secrets, including any lists of clients or prospective clients and information concerning any Bessemer Trust technologies, products, processes, systems, tools, or programs, and (iii) confidential supervisory information created by or for our regulators (“Confidential Information”). Employees must exercise caution and discretion in using Confidential Information and in sharing it only with those who have a legitimate business need to know. Sharing confidential information by forwarding it to personal email accounts or through other unauthorized messaging systems is strictly prohibited.1

i.	Requests for the Release of Confidential Information

It is our duty to protect our clients’ and Bessemer Trust’s privacy and information. Therefore, care must be taken before any Confidential Information is released. Employees may release Confidential Information to someone other than a client or their authorized representatives only as permitted by law and/or only after obtaining the consent of the client, General Counsel or Fiduciary Counsel, and any other necessary parties whose Confidential Information is at issue. You are also urged to confirm that any party who requests Confidential Information related to a family member or related entity has in fact been granted access rights to such information. For example, the beneficiaries of a trust do not have automatic rights to access information concerning the settlor or other family members or entities.

As set forth in the Retention of Outside Counsel Policy and Litigation, Investigation, and Subpoena Policy, the receipt of legal documents or court filings seeking documents or information, such as a subpoena, court order, or an inquiry from a regulator, should be referred to General Counsel as soon as possible, and no information should be released without General Counsel’s approval.

ii.	Prohibition on Personal Use of Confidential Information

You must not use Confidential Information to further any private interest or for any personal gain, including trading securities using inside information. Improper disclosure or use of such Confidential Information can result in civil or criminal penalties, both for the individual concerned and for Bessemer Trust, and disciplinary action up to and including termination of employment.2

g.	Accuracy of Financial Records and Periodic Reporting

Officers and Employees of Bessemer Trust must ensure that Bessemer Trust’s books and records are maintained accurately and in accordance with Bessemer Trust policies, governing law, and accounting

1 These guidelines are in addition to the Non-Disclosure Agreement signed by Employees and Consultants at the commencement of their employment and/or engagement.

2 This prohibition is not intended to cover (i) any good faith report of a violation of this Code, any other Bessemer Trust policy or procedures, or any applicable law or regulation, (ii) information that an individual has a right to disclose as legally protected conduct, including without limitation, to the Securities and Exchange Commission, National Labor Relations Board, and the Equal Employment Opportunity Commission, or (iii) the disclosure of a trade secret as permitted under the Defend Trade Secrets Act of 2016.

3

rules. In addition, Senior Financial Officers must ensure that Bessemer Trust’s transaction and financial reporting systems and other procedures are maintained in a manner that ensures (a) all of Bessemer Trust’s business transactions are properly authorized and completely and accurately recorded in Bessemer Trust’s books and records in accordance with Bessemer Trust policies, governing law, and generally accepted accounting principles; (b) the retention or disposal of Bessemer Trust’s books and records is in accordance with Bessemer Trust’s Document Retention Policy and applicable legal and regulatory requirements; and (c) periodic financial reports will be delivered in a timely manner and in a way that demonstrates a high degree of clarity as to content and meaning in order to enable readers and users of the reports to accurately determine their significance and consequence.

Any Employee found to have knowingly submitted false information relating to Bessemer Trust’s books or records will be subject to disciplinary action up to and including termination of employment.

i.	Responsibilities of Senior Financial Officers

Senior Financial Officers will (a) ensure that Employees in Bessemer Trust’s financial departments are educated about any federal, state or local law, rule or regulation that affects the operation of Bessemer Trust’s financial departments or Bessemer Trust in general; (b) ensure that Bessemer Trust has adequate procedures to monitor compliance by Bessemer Trust’s financial departments with any applicable federal, state or local law, rule or regulation; and (c) promptly identify, report to General Counsel (in the manners discussed below), and correct any detected deviations from applicable federal, state or local law, rule or regulation. The advice of General Counsel should be sought whenever such laws or regulations are ambiguous or difficult to interpret. Senior Management of Bessemer Trust should also be familiar and comply with the requirements of Regulation O of the Federal Reserve System as to reporting certain bank borrowings. (See discussion of Regulation O in the Treasurer’s Loan Policy).

ii.	Reporting Financial Irregularities

In the event you become aware of or suspect any irregularity with respect to Bessemer Trust’s financial statements or internal accounting controls, Bessemer Trust has established a confidential reporting system to allow you to raise your concerns anonymously. Employees may report their concerns (i) by phone to the confidential Bessemer Ethics Line ((844) 268-8279), (ii) by visiting www.bessemer.ethicspoint.com on any device, or (iii) clicking the Bessemer Ethics Line link on the Bessemer Trust Intranet. Alternatively, Employees may detail their concerns in correspondence, with or without their name, to the Director of Internal Audit at this address:

Director of Internal Audit

The Bessemer Group, Incorporated

100 Woodbridge Center Drive

Woodbridge, New Jersey 07095

Employees can also report their concerns without anonymity by sending a detailed e-mail to Sarbox@bessemer.com.

2.	Conflicts Of Interest

Bessemer Trust and its Employees must address potential conflicts of interest. A conflict of interest arises where there are competing interests and the serving of one interest may be detrimental to the other. Conflicts, for example, may arise in a variety of relationships, including: (a) between a client and the firm

4

or an employee; (b) between clients; and/or (c) between a 3rd party service provider and the firm or employee.

There are specific areas, whether required by law or due to the appearance of a conflict of interest, where certain limitations and/or requirements are placed on Employees to mitigate risk:

-	Avoiding Self-Dealing and Personal Benefits
-	Gifts, Meals and Entertainment
-	Political Contributions
-	Limits on Outside Activities
-	Personal Account Dealing (Employee Trading)

a.	In General – Avoiding Self-Dealing and Personal Benefits

Bessemer Trust Employees are prohibited from using their position for private gain, to advance personal interests, or to obtain favors, gifts, or other personal benefits for themselves, a Member of their Family, a Member of the Family of a Bessemer Trust Employee, or any other individuals or Organizations.3 Instead, Employees are obligated to act in Bessemer Trust’s best interests, and in the best interests of our clients and owners, without regard to your personal or financial interests or relationships. Accordingly, you are expected to recognize and avoid situations where your personal or financial interests or relationships might influence or appear to influence your judgment, or the judgment of others, on matters affecting the firm or its clients, prospects, or vendors. You may also be asked to make periodic disclosures of relationships that could give rise to a conflict of interest as outlined below.

Prohibited conflicts of interest can arise even when there is only a possibility or opportunity for an actual conflict to occur. Thus, although you may not intend to create a conflict of interest, you should manage your work and affairs to avoid even the appearance of such a conflict. If you have any doubt about a particular situation, you should contact your immediate supervisor and General Counsel to discuss the matter.

i.	Fiduciary Conflicts Management Policy

Bessemer Trust has adopted a separate Fiduciary Conflicts Management Policy, which is incorporated by reference into this Code of Ethics. Client-facing employees and members of any Special Investments and Discretionary Distributions (“SIDD”) Committee should be guided by this Code of Ethics and the Fiduciary Conflicts Management Policy in carrying out their fiduciary responsibilities.

ii.	Personal and Family Relationships

You must notify Compliance using MyComplianceOffice if You or a Member of Your Family is a director, officer, partner, or owner of a (i) Bessemer Trust vendor or professional advisor, (ii) broker dealer, futures commission merchant or bank that does or might seek to execute transactions for Bessemer Trust, (iii) subadvisor to an Old Westbury or Fifth Avenue fund, or (iii) any other advisor or fund manager that manages or might seek to manage Bessemer Trust client assets. You must also notify Compliance by

3 Employees who are Registered Representatives of Bessemer Investor Services, Inc. are also subject to the “Gifts and Gratuities” policy contained in the Bessemer Investor Services Written Supervisory Policies and Procedures Manual, if they give or accept gifts, meals, or entertainment while acting in that capacity. However, in the ordinary course of business Bessemer Investor Services does not give gifts, meals, or entertainment, nor does any Registered Representative give or receive gifts, meals, or entertainment from any individual or entity while acting in that capacity.

5

email if a Member of Your Family or other Covered Person (as defined by the Personal Trading Policy) associated with you is a director, officer, or 10% or more voting equity owner of a publicly traded company.

If you believe or suspect that you have been inadvertently placed in a potentially conflicted or compromised position due to your personal or professional relationship with a Member of Your Family, a Member of the Family of another Bessemer Trust Employee, or a client, prospect, or vendor, you must (i) immediately report the circumstances to your manager or department head, Compliance, and General Counsel, and (ii) avoid or discontinue the activity until the matter has been reviewed and you are given further instructions.

b.	Gifts, Meals, and Entertainment Policy

Because of the heightened potential for conflicts to arise when gifts, meals, and entertainment are given or received, as set forth below, your ability to do so is limited to those reasonable and customary circumstances that are unlikely to create even the appearance of a conflict. Thus, accepting or giving gifts, meals, and entertainment requires reporting and approval by your immediate supervisor and by Compliance.4

As used in this policy, a “gift” includes any type of personal benefit, including merchandise (e.g., an iPad or bottle of wine) or any type of payment or compensation, gratuity, discount, charitable donation or political contribution made on your or a client’s behalf or at a third-party’s request, service, loan, legacy, investment opportunity, or other item of monetary value.5 A “meal” includes food or drinks at any location, including in a private home. “Entertainment” includes events and experiences such as sporting events, performances, galas, benefits, golf outings, boating or fishing trips, and other similar out-of-office experiences. However, tickets to an event or access to an experience are considered gifts – not entertainment – if the host simply provides the tickets or access to the experience (e.g., a complimentary round of golf) but does not also attend the event.

i.	Prohibitions on Loans to or From Clients

Due to the significant conflicts presented, no loan to or from a client or trust beneficiary shall be requested or offered by, or be made to or from, any Bessemer Trust employee or Director absent extraordinary circumstances, and any such loans must be approved in advance by the General Counsel, the Chief Compliance Officer, and the Chief Executive Officer. Loans to or from a Bessemer Trust employee’s or Director’s own Bessemer Trust account to or from a Member of their Family, are excepted from this general prohibition.

4 Consultants are generally not subject to the Gift, Meals, and Entertainment Policy unless the giving or receipt of a gift, meal, or entertainment is related to the Consultant’s work for Bessemer Trust.

5 Charitable contributions made to charities for which clients, prospects, or service providers serve as officers, directors, or trustees are considered gifts to the client, prospect, or service provider. Please note that under Bessemer Trust’s Corporate Transaction Review and Approval Policy, charitable donations of $1,000 or more require the approval of Bessemer Trust’s President and Chief Financial Officer before they can be reimbursed as part of an expense report. Please also note that Bessemer Trust will not reimburse Employees for political contributions under any circumstance.

6

ii.	Limits on Receipt of Gifts, Meals, and Entertainment

Although you must not solicit gifts for yourself, a Member of Your Family, or anyone else in connection with Bessemer Trust’s business, you may accept a gift, meal, or entertainment if doing so has no potential to impact the performance of your duties to Bessemer Trust or its clients. Thus, whether a gift, meal, or entertainment can be accepted depends on: (i) Bessemer Trust’s relationship to the party providing the gift, meal, or entertainment, (ii) the value of the gift, meal, or entertainment, and (iii) with respect to meals or entertainment provided by vendors or other service providers, how often meals or entertainment are offered.6 Thus, you are required to report gifts, meals, or entertainment using the Gift Reporting form in MyComplianceOffice as follows:7

Source and Type of Benefit	Must it be Reported?	Must it be Approved?
Brokers or Investment Managers:[8] ● Gifts and branded marketing items	Yes	Only if valued at $100 or more
● Meals and entertainment	Yes	Only if valued at $200 or more
All other vendors/service providers: ● Gifts	Yes	Only if valued at $100 or more
● Branded marketing items	Only if valued at $100 or more	Only if valued at $100 or more
● Meals and entertainment	Only if: ● you attend an event with the same vendor more than once in the same calendar quarter; or ● valued at $500 or more per person	Only if: ● you attend an event with the same vendor more than once in the same calendar quarter; or ● valued at $500 or more per person
Prospects or clients: ● Gifts	Only if valued at $100 or more	Only if valued at $100 or more
● Meals and entertainment	Only if valued at $500 or more per person	Only if valued at $1,000 or more person

6 Under federal bank bribery laws, gifts can never be accepted in connection with a specific transaction or discretionary act. Similarly, the receipt of gifts or entertainment by advisors to mutual funds, among others, may violate section 17(e) (1) of the Investment Company Act of 1940, as amended (“40 Act”) and other laws if the gifts or entertainment are given by a vendor for the purpose of inducing the recipient or their firm to purchase or sell fund assets by or through the vendor. Instead, any entertainment or gifts accepted from vendors should be connected to a legitimate business or educational meeting.

7 Items received by a Member of Your Family who is also a Bessemer Trust client are not subject to these rules.

8 Brokers refers to brokers who may be selected by Bessemer Trust for trading purposes and would also apply to other counterparties such as futures commission merchants or other intermediaries. Investment managers refers to investment managers who are or may be seeking to be included in a Bessemer Trust or Old Westbury fund, including seeking to serve as a sub-advisor for a mutual fund, soliciting an investment in a commingled private fund that they will manage, or seeking to be added to Bessemer Trust’s External Manager Solutions platform, Alternative Investment Advisory platform or any similar platform.

7

Colleagues outside your department[9]: ● Gifts, meals, or entertainment	Only if valued at $100 or more	Only if valued at $100 or more

Both your immediate supervisor and Compliance must approve of all gifts, meals, and entertainment if approval is required. You should seek prior approval before accepting gifts, meals, and entertainment whenever possible by using the Gift Reporting form in My Compliance Office, located under the Applications menu on the Bessemer Trust Intranet (and available here).

iii.	Limits on Giving Gifts, Meals, and Entertainment

Because Bessemer Trust Officers and Employees generally must not use gifts as a means to solicit or maintain a business relationship, the giving of most gifts is also subject to limitations, reporting, and approval in most circumstances. Whether a gift can properly be given under this policy depends on (i) the purpose of the gift, and (ii) the value of the gift, as set forth below.

Type of Benefit	Must it be Reported?	Must it be Approved?
Gifts celebrating “life events” (births, marriages, adoptions, etc.)	Only if valued at $100 or more	Only if valued at $100 or more
Any other type of gift	Yes	Only if valued at $100 or more
Meals or entertainment	No	No
Bessemer Trust marketing items	No	No

You should obtain prior approval from your immediate supervisor and Compliance prior to giving the gift. Please use the Gift Reporting form in MyComplianceOffice, located under the Applications menu on the Bessemer Trust Intranet (and available here).

iv.	Additional Restrictions on Giving Gifts

Bessemer Trust’s activities must always be in full compliance with anti-bribery laws, including the Foreign Corrupt Practices Act, which prohibits making payments to foreign public officials to obtain business or a license. Accordingly, in addition to the restrictions noted above, no Bessemer Trust Employee shall give any gift or other personal benefit of any kind or amount to a local, state, national, or foreign government official (including any person employed by or representing a foreign government, their sovereign wealth funds and other related entities, officials of a foreign political party, officials of public international organizations, and candidates for foreign office) under any circumstances if Bessemer Trust is seeking to conduct business with the government agency or to receive any discretionary action, license, or authority to do business from a government official or agency. Similarly, no Bessemer Trust Employee shall seek to influence the outcome of the hiring of an investment adviser by any government entity by making a political contribution to any individual who is or may become directly or indirectly responsible for, or able to influence the outcome of, such hiring.

9 Gifts, meals, or entertainment received from Employees within your department are not reportable or subject to approval. Further, where reporting or approval is required, only the Employee receiving the gift, meal, or entertainment is responsible for the reporting and approval obligations noted above.

8

B.	OUTSIDE ACTIVITIES POLICY

This Outside Activities Policy places certain limitations on activities that are engaged in outside of an Employee’s employment at Bessemer Trust.10 These limitations are necessary to help ensure that Employees’ Outside Activities do not interfere, compete, or conflict with Bessemer Trust’s duties or commitments to its clients or put Bessemer Trust’s reputation at risk.

1.	Required Approval and Annual Disclosure of Outside Activities

All requests for approval of Outside Activities must be submitted using the Outside Activities reporting tool in MyComplianceOffice, located under the Applications menu on the Bessemer Trust Intranet (and available here). Thereafter, you must confirm annually whether you (i) continue to participate in all previously approved activities and (ii) have disclosed and received approval for any outside activities that require approval under this policy.

2.	Limits on Outside Employment

All outside employment requires the prior approval of your immediate supervisor, Compliance, and General Counsel through the MCO platform.

Officers holding the title of Principal or above and certain managers, supervisors, and professionals are expected to devote all of their working energies to the performance of their duties at Bessemer Trust and, therefore, will generally not be permitted to engage in outside employment in most circumstances, subject to applicable law. When a request for the approval of outside employment is made by officers holding the title of Principal and above, the General Counsel may also deem it necessary to consult with the Chief Executive Officer or President of Bessemer Trust before addressing the request.

As set forth above, Outside Activities should not compete or conflict with, or have the potential to compete or conflict with, Bessemer Trust’s duties to its clients or put Bessemer Trust’s reputation at risk. For that reason, no outside employment or activity will be approved that might subject Bessemer Trust to criticism or that will encroach upon your working time, interfere with your regular duties, conflict with your work at or duties to Bessemer Trust or its clients, or necessitate such long hours as to affect your effectiveness at performing your work for Bessemer Trust or its clients. In addition, your outside employment must not be performed on Bessemer Trust’s premises or using its property, systems, or Confidential Information. Further, you are prohibited from performing any services for clients on non-working time that normally are or could be performed by Bessemer Trust personnel, such as preparing a tax return or bill payment.

3.	Limits on Compensation for Outside Activities

As a general matter, Bessemer Trust officers holding the title of Principal or above may not accept compensation, other than the reimbursement for reasonable expenses, for any outside employment, serving as a director, trustee, or fiduciary, speaking or publishing, or any other activity. Exceptions require the approval of your supervisor, Compliance, and General Counsel, who may also consult with the Chief Executive Officer or President of Bessemer Trust before addressing the exception request. Any request

10 The Outside Activities Policy applies to all full or part-time Employees but does not apply to Consultants.

9

to receive compensation for serving as a co-fiduciary with Bessemer Trust requires the approval of Bessemer Trust’s Board of Directors.

4.	Limits on Serving in a Fiduciary Capacity

You may not accept an appointment or receive compensation as an administrator, trustee, executor, guardian or any other fiduciary capacity, including serving as a co-fiduciary with any Bessemer Trust entity or holding a power of attorney, without the prior approval of your immediate supervisor, Compliance, and General Counsel, who may consult with the General Counsel, the Chief Executive Officer or President of Bessemer Trust before addressing the request. Generally, serving as a fiduciary or holding a power of attorney for a family member or dependent is excluded from this pre-approval requirement but it must still be reported as an Outside Activity. For further guidance, please contact General Counsel or refer to the Fiduciary Conflicts Management Policy.

5.	Limits on Serving as a Director or Officer of an Outside Organization

Serving as a director or officer of an outside Organization is generally permissible only in furtherance of legitimate charitable, academic, or professional interests or where such service may provide a benefit to Bessemer Trust. Serving as a director of any public company or other operating company is generally not permitted. As a result, you may not accept appointment as a director, officer, or member of a governing body, of any outside Organization without the prior approval of your immediate supervisor, Compliance, and General Counsel, who may consult with the General Counsel, the Chief Executive Officer or President of Bessemer Trust before addressing the request.

Serving as a director or officer of an outside Organization in which a Bessemer Trust client has a significant financial interest, is strongly discouraged because of the potential conflicts that may arise between your duties to both the firm and the Organization. If, however, serving in such a role is approved, you may not accept compensation for such a role unless approved in advance by the Chief Executive Officer and the General Counsel.

Participation in community organizations such as Parent Teacher Associations, condo and coop boards, religious organizations, and youth sports programs does not require prior approvals are required, unless the role involves the handling or oversight of the organization’s funds or accounts, in which case the activity must be submitted for approval as outlined above.

6.	Investment Activity

Outside activities, whether compensated or done on a volunteer basis, that involve the management of any Organization’s investment or brokerage accounts raise unique concerns. Such activities are also governed by the Personal Trading Policy and Procedures. As a result, your participation in such activities, if approved, will require you to (i) disclose any such account(s) as set forth in the Personal Trading Procedures, and (ii) obtain the entity’s agreement to (a) provide Bessemer Trust with quarterly account statements, and (b) to refrain from trading any Covered Security until you seek and obtain preclearance from Bessemer Trust.

7.	Political Contributions and Activities
10

Federal and state law generally prohibits Bessemer Trust or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of value that is directly or indirectly in connection with any election for a political office. Employees are permitted to make political contributions in their own names so long as no endorsement by Bessemer Trust is expressed or implied and no use is made of Bessemer Trust’s name, systems or facilities in connection with political activity. From time to time, Employees may receive personal requests from clients and/or others doing business with the firm to contribute to a political fundraising event or to otherwise financially support a political campaign. Such political contributions are discouraged in light of the potential for the perceived endorsement by Bessemer Trust. If you are involved in political activities in a personal capacity, it is your responsibility to make sure that this is kept entirely separate from your duties as an employee and that Bessemer’s name and resources are not used for political purposes. Employees should be mindful of and avoid any potential harm to Bessemer Trust and our client relationships as a result of any such activities.

C.	EXTERNAL COMMUNICATIONS

1.	Communicating with the Media, Speaking and Publishing, and Interacting with Regulators

a.	Responding to Media Inquiries

Bessemer Trust Employees must immediately refer all media inquiries concerning Bessemer Trust to the Head of Marketing and Communications, Senior Marketing Manager and Senior Marketing Lead, and must refrain from communicating or speaking with a member of the media unless expressly authorized by Marketing and Communications to do so. If a member of the media contacts you regarding Bessemer Trust, simply ask for their name and contact information and tell them a company representative will be in touch11

b.	Speaking and Publishing[12]

Employees Speaking and/or Publishing on Behalf of Bessemer Trust or Identified as an Employee of Bessemer Trust. In order to make sure that communications about Bessemer Trust and its business are accurate and made by employees who are authorized to speak or publish on the firm’s behalf, as well as to ensure that we protect the reputation of the firm and the confidential information of our business and clients, all speeches, presentations, articles, or other forms of communication done in an Employee’s capacity as a Bessemer Trust Employee or otherwise identifying an individual as a Bessemer Trust Employee must be approved in advance (i) by the Employee’s manager, (ii) Marketing and Communications, and (ii) by General Counsel as set forth in the Bessemer Trust Written Communications Policy and Procedure.

Employees Speaking and/or Publishing in a Personal Capacity. Bessemer Trust respects the desire of our employees to engage in personal communications in various mediums. However, writing or commenting on the firm’s products or services, disclosing Confidential Information or providing investment or financial advice is prohibited. Doing so may conflate your personal and professional communications and negatively impact the firm. Employees must be alert to situations where they may

11 Please also refer to the Media and Public Relations Policy for more information.

12 Please also refer to the Electronic Communications and Social Media Policy, which is incorporated as part of this Code.

11

be perceived as representing or speaking on behalf of Bessemer Trust. General concepts of truthfulness, good taste, and a fair presentation apply to employees engaging in public appearances and personal communications, so you must use good judgment when making personal statements in public even in your personal capacity.

If an Employee seeks or intends to make a public appearance or publish in their individual capacity, prior notice should be given to the Employee’s manager and to Marketing and Communications.13 ”Publication” includes items created for traditional professional publications and industry journals, as well as blog posts or other social media platforms.14 Such appearances or publications should normally not identify the Employee as a Bessemer Trust Employee or representative nor interfere, compete, or conflict with Bessemer Trust’s duties or commitments to its clients or put Bessemer Trust’s reputation or business at risk. If the Employee will be identified as a Bessemer Trust Employee or representative, they must seek prior approval as set forth above under “Employees Speaking and/or Publishing on Behalf of Bessemer Trust or Identified as an Employee of Bessemer Trust,” and subject to approval any such presentation or appearance must include a statement, notice, or other indication to the effect that: “The opinions and materials contained herein or otherwise expressed do not reflect the opinions and beliefs of the author’s employer.”

c.	Interacting with Regulators

Bessemer Trust’s reputation also extends to its relationships with the government agencies that regulate us and our business. The firm’s communications with its regulators must be coordinated, accurate, complete and timely. It is the responsibility of Compliance to serve as the firm’s primary point of contact with its regulators. Any Bessemer Employee contacted by a regulator should immediately refer the inquiry to Compliance for appropriate handling and response. Employees should not provide comments on the firm’s behalf or respond to authorities on a matter requiring a response from the firm without coordinating with Compliance.

While the Code sets forth requirements for communicating with legal, regulatory or government authorities on Bessemer Trust’s behalf, nothing in this Code restricts you from (i) initiating communications directly with, cooperating with, providing information to or otherwise assisting in an investigation by any governmental or regulatory body or official or self-regulatory organization (SRO) regarding a possible violation of any applicable law, rule or regulation, (ii) responding to any inquiry from any such governmental or regulatory body or official or SRO that is directed to you personally, does not seek a response on behalf of Bessemer Trust and is unrelated to any Bessemer Trust business, (iii) testifying, participating or otherwise assisting in any regulatory or governmental action or proceeding relating to a possible violation of a law, rule or regulation, or (iv) making any other disclosures that are protected by any applicable law or regulation. You do not have to notify Bessemer Trust of or obtain Bessemer Trust’s prior authorization to engage in any such communications described above.

13 Appearances relating to community activities, such as youth sports programs, religious and school events are outside the scope of this policy unless the individual is identified as an employee of Bessemer Trust.

14 For additional guidance, please also refer to Bessemer Trust’s Electronic Communications and Social Media Policy, which is incorporated by reference in this Code of Ethics.

12

D.	PERSONAL TRADING POLICY

Bessemer Trust’s Personal Trading Policy and Personal Trading Procedures are incorporated by reference into this Code and are summarized below.15

1.	Disclosure of Securities Holdings and Trades

Employees must disclose all Securities Holdings and Covered Accounts in which they have Beneficial Ownership within ten (10) days of the commencement of employment with Bessemer. Thereafter, Employees must disclose any new Covered Accounts and all Discretionary Trades (i.e., purchases, sales, or other dispositions, including gifts) and Securities Holdings of Covered Securities in Discretionary Accounts promptly. Employees must affirm this information (or disclose if not previously reported) within thirty days of the end of each quarter and year.

2.	Duty to Use Only Approved Brokers

All Covered Accounts must be maintained through an approved broker-dealer, and Employees must promptly notify Compliance of the opening of any such account.16

3.	Trade Pre-Clearance Requirement for All Covered Accounts

Employees must pre-clear with Compliance all purchases, sales, or other dispositions of Covered Securities (including gifts) in Discretionary Accounts. Employees must also obtain Compliance approval before directly or indirectly acquiring Beneficial Ownership of any security in an Initial Public Offering, Initial Coin Offering, Affiliated Investment Company, Limited Offering, or any private placement, special investment plan, or other private offering, including any investment in Bessemer Trust alternative funds.

E.	INSIDER TRADING AND PROHIBITED TRADING PRACTICES POLICY

Bessemer Trust’s Insider Trading and Prohibited Trading Practices Policy is incorporated by reference into this Policy and summarized below.17

15 This section is only a summary of the Bessemer Trust Personal Trading Policy and Personal Trading Procedures. All Employees are required to read and comply with the full text of the Policy and Procedures. The Policy and Procedures also define certain of the terms used in this summary.

16 As noted in the Personal Trading Policy, in addition to accounts that Employees hold directly or indirectly, Employees are also presumed to have Beneficial Ownership of any accounts held by, or in the name of (i) any family member or domestic partner who shares an Employee’s home, (ii) any person to whom an Employee provides primary financial support, and (iii) any other person or through any relationship that provides an Employee with any direct or indirect financial interest in, or with sole or shared voting or investment power over, Covered Securities.

17 In order to facilitate the pre-clearance process for most securities traded on U.S. exchanges, Employees should use the MyComplianceOffice tool which can be found on the Applications menu of the Bessemer Trust Intranet. If the trade is not or cannot be pre-cleared through MyComplianceOffice, Employees must pre-clear the transaction by e-mailing complete transaction details to PersonalTrading@Bessemer.com.

13

1.	Prohibition on Insider Trading

Buying, selling, or otherwise disposing of or recommending securities for yourself, by or for a Bessemer Trust Employee, a Member of Their Family, a Bessemer Trust client, a Bessemer Trust portfolio, or any other person or Organization while in possession of material non-public information is prohibited by law and this Policy. Violations of this prohibition can result in immediate termination of employment and a referral to regulatory authorities.

2.	Definition of Material Non-public Information

Information about an issuer of securities or the value of securities is considered “material” if a reasonable investor would view the information as significantly altering the “total mix” of information available about the issuer or a security. In other words, information is material if it would affect a reasonable investor’s decision to buy or sell securities.18

Information about an issuer of securities or the value of securities is considered “non-public” if it has not been publicly disclosed by the issuer or is not otherwise in the public domain in accordance with applicable regulations. Any questions about whether information meets these definitions should be referred to Compliance or General Counsel.

3.	Reporting the Receipt of Material Non-public Information

You must notify Compliance immediately if you receive material non-public information or believe that another Bessemer Trust Employee or client is trading or attempting to trade while in possession of such information.19 If Compliance deems such information to be material and non-public, the impacted securities may then be placed on a restricted list that prohibits trading in such securities by any Bessemer Trust Employee for any reason, whether for themselves, a client, a Bessemer Trust portfolio, or any other person.

Any doubt about whether a Bessemer Trust Employee or client is in possession of material non-public information should be resolved by reporting the information to Compliance and ceasing all trading or recommendation of the securities.

4.	Prohibition on Sharing Material Non-public Information

Other than notifying Compliance as directed above, the communication of material non-public information to any other person or Organization for any reason is prohibited by law and this Policy. Doing so can result in immediate termination of employment and a referral to regulatory authorities.

5.	Other Prohibited Trading Practices

19 Employees should promptly notify Compliance by submitting such notification to DList-IM_Compliance@bessemer.com.

14

As set forth more fully in the Insider Trading and Prohibited Trading Practices Policy, in addition to avoiding trading while in possession of material non-public information, you must also avoid additional prohibited trading practices, including:

a)	High-risk trading activities using puts, calls, and other derivatives;[20]
b)	Front running or tailgating client or firm trades;
c)	Trading based on information learned from investment advisers to Bessemer Trust, the Fifth Avenue or other private Bessemer Trust funds, or the Old Westbury funds;
d)	Selectively disclosing information about Bessemer Trust, the Fifth Avenue or other private Bessemer Trust funds, or the Old Westbury funds investment strategies or transactions, and fund or client account holdings;
e)	Spreading rumors about securities; and
f)	Market timing and late trading.

F.	VIOLATIONS OF POLICY OR LAW AND PROTECTION FROM RETALIATION FOR REPORTING VIOLATIONS

1.	Violations of Bessemer Trust Policy or Law

Engaging in ethical and lawful conduct and maintaining and enhancing Bessemer Trust’s reputation are shared responsibilities of all Employees.  Violations of this Code of Ethics, any other Bessemer Trust policy, or any law or regulation can lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss or reduction of merit compensation increases or discretionary incentive compensation awards (including bonuses), suspension without pay, or termination of employment.  Bessemer Trust may also be obligated to report conduct by its Employees to governmental and regulatory agencies in certain circumstances.

2.	Reporting Violations of Bessemer Trust Policy or Law

It is the responsibility of every Bessemer Trust Employee to escalate potential legal, regulatory, and ethical breaches, including violations of this Code. In the event you become aware of or suspect any potential or actual violations of this Code, any other Bessemer Trust policy, or any law or regulation, including Bessemer Trust’s employment and non-discrimination policies, you must promptly notify:

Any suspected or actual Code, policy, or legal violations to General Counsel (by phone or email to CodeofEthics@Bessemer.com).	Your Human Resource Advisor for any employment and\or non-discrimination policy violations.

If there is any question concerning whether conduct or a circumstance violates policy or law, Employees should err on the side of reporting such circumstances.  All reports will be promptly considered, and appropriate action will be taken.  Reports of violations or suspected violations will be kept confidential to the extent possible, and, as set forth below, you will be protected from retaliation for making a good faith

20 Although not strictly prohibited, trading activities involving puts, calls, or other derivatives may become impaired or lose value if trading in any of the underlying reference securities is restricted at the time performance is due under the derivative contract, potentially rendering you unable to meet your obligations under the derivative contract.

15

report.  If you wish to report such circumstances anonymously you can do so by (i) calling the confidential Bessemer Ethics Line ((844) 268-8279), (ii) visiting www.bessemer.ethicspoint.com on any device, or (iii) clicking the Bessemer Ethics Line link on the Bessemer Trust Intranet.

3.	Protection from Retaliation for Reporting Violations

Bessemer Trust seeks to create an environment where all Employees feel safe to raise concerns without fear of retaliation.

No Bessemer Trust Employee will suffer any form of retaliation or any adverse employment consequence as a result of making a good faith report of any potential or actual violations of the Code or any other Bessemer Trust policy, including Bessemer Trust’s employment and non-discrimination policies, or any law or regulation.  As a result, any Bessemer Trust Employee who retaliates against another Employee for making a good faith report is subject to discipline up to and including termination of employment.

This non-retaliation policy is intended to encourage and enable Employees to voice their concerns within Bessemer Trust.  Employees who believe that they or any other Bessemer Trust Employee has been the subject of retaliation should promptly report such circumstances to General Counsel or to the Bessemer Ethics Line (available here).

G.	CODE ADMINISTRATION

1.	Annual Employee Affirmation

You must affirm on an annual basis that you understand, have adhered to, and will adhere to the following:

a.         The Code of Ethics: That you have adhered to each of its mandates, prohibitions, and reporting requirements.

b.         Outside Activities Policy: That you have reported and, if necessary, received approval for all covered Outside Activities.

c.         Personal Trading Policy and Insider Trading and Prohibited Trading Practices Policy: That you have disclosed all Covered Accounts and Securities Holdings, have pre-cleared and reported all covered trades in Discretionary Accounts, and have not engaged in insider trading or other prohibited trading practices as defined in the Insider Trading and Prohibited Trading Practices Policy.

2.	Overall Administration

The Chief Compliance Officer (CCO) is responsible for administration of the Code and may provide interpretations of the Code in consultation with General Counsel as appropriate. Investigations of possible Code violations are conducted by or at the direction of the appropriate party, including Compliance, General Counsel, Human Resources, or Internal Audit.

16

GLOSSARY

Beneficial Ownership: Employees are considered to have “Beneficial Ownership” of any Covered Securities or Covered Account in which they have a direct or indirect financial interest. A “financial interest” is defined broadly and means any opportunity, directly or indirectly, to profit, or share in any profit derived from, a transaction in the subject securities.

For the avoidance of doubt, Employees have a “direct financial interest” in any securities that they hold in their own name, either individually or jointly. Employees have an “indirect financial interest” in any securities held by their spouse or domestic partner (whether or not such legal status is recognized by local law), their minor children, any other person who shares their home, and any other person to whom they provide primary financial support.

Employees also have an indirect financial interest in any securities held by an entity or person with whom they have a contractual or other relationship that provides them with any financial interest in, or with sole or shared voting or investment power over, the Covered Securities. Such entities and relationships include, among other things, partnerships of which an Employee is a partner, limited liability companies of which an Employee is a member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee, direction adviser or beneficiary, estates of which an Employee is an executor or beneficiary, UTMAs of which an Employee is the custodian, any investment club (or similar) in which an Employee is a member, and investment committees in which the Employee is a member or otherwise has responsibility for the management of the Organization’s investment or brokerage accounts.

Bessemer Trust: The Bessemer Group, Incorporated and its subsidiaries, and each of them.

Chief Fiduciary Counsel: Bessemer Trust’s Chief Fiduciary Counsel or external fiduciary counsel.

Commodities: Any commodity option, future, or similar agreement to purchase or sell a commodity for delivery in the future.

Compliance: The Compliance Department of Bessemer Trust.

Consultant: Third-parties who provide services to Bessemer Trust in exchange for a fee. Consultants who are provided access to the Bessemer Trust email system or other information systems or work in a Bessemer Trust office may be deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

Covered Account: Any trust, brokerage, custodial or similar account that holds Covered Securities in which an Employee has a Beneficial Ownership, or in which an Employee can effect a transaction in Covered Securities in which they will have Beneficial Ownership.

As noted above, this definition includes any accounts held by, or in the name of, an Employee’s spouse or domestic partner, minor children, or any relative or other person who shares the Employee’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides an Employee with sole or shared voting or investment power.

Covered Security: “Covered Security” includes, among other security types, stocks, bonds, notes, debentures (collectively “Securities”), Commodities, any option to buy or sell Securities or Commodities,

17

and investments in private placements, special investment plans, or other private offerings, including any investment in Bessemer Trust alternative funds or Old Westbury mutual funds.

Exchange Traded Funds (“ETFs”) and Unit Investment Trusts are also considered Covered Securities, but only ETFs are required to be pre-cleared as set forth in the Bessemer Trust Personal Trading Policy and Procedures. A “Covered Security” does not include: (a) United States government securities, (b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (c) shares issued by money market funds, and (d) shares issued by any unaffiliated open-end investment companies registered under the Investment Company Act of 1940 Act, as amended.

Discretionary Accounts: Accounts that hold Covered Securities over which an Employee has sole or shared voting or investment power, whether by virtue of a contractual or other relationship, or a corporate or other business entity role held by an Employee. Such relationships and business entity roles include, among other things, partnerships of which an Employee is a general partner, limited liability companies of which an Employee is a managing member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee or direction adviser or beneficiary, estates of which an Employee is an executor or beneficiary, UTMAs of which an Employee is the custodian, any investment club (or similar) in which an Employee is a member, and investment committees in which the Employee is a member or otherwise has responsibility for the management of the Organization’s investment or brokerage accounts. For clarity, Discretionary Accounts are a subset of Covered Accounts.

Discretionary Trades: All transactions in Covered Securities are considered “Discretionary Trades” unless the transaction is (i) non-volitional on your part (including, for example, additional securities purchases through a pre-cleared automatic investment plan or a purchase or sale effected by an independent investment manager for a pension, mutual fund, or retirement plan), or (ii) made in a Covered Account over which you have given investment discretion to an independent third party, or over which you do not exercise investment discretion, provided that you have certified in writing that you do not, and will not, exercise such discretion. Gifts of Covered Securities are not “Discretionary Trades” but still must be pre-cleared as provided in the Bessemer Trust Personal Trading Procedures.

Employee: Every officer and employee, whether full or part time, of any Bessemer Trust entity, and any consultants deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act based on the consultant’s job responsibility and access to data. For the avoidance of doubt, such consultants are not deemed “employees” for any purpose solely as a result of their compliance with this Code of Ethics or Bessemer Trust’s Personal Trading Policy.

Fiduciary Account: Any account for which Bessemer Trust is a named fiduciary, such as a trust where Bessemer Trust is serving as trustee or an estate where Bessemer Trust is serving as personal representative.

Fiduciary Counsel: Bessemer Trust’s Fiduciary Counsel.

General Counsel: The Legal Department of Bessemer Trust.

Human Resources: The Human Resources Department of Bessemer Trust.

Initial Coin Offering: Initial Coin Offering is a method of raising capital in exchange for digital coins or tokens that entitle their holders to certain rights. The U.S. Securities and Exchange

18

Commission (“SEC”) has stated that most tokens sold in Initial Coin Offerings constitute securities, and accordingly, such offerings must either be registered with the SEC or exempt from registration under the Securities Act of 1933.

Initial Public Offering: Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Managing Director: A Bessemer Trust officer who holds the title of Managing Director.

Member of Their Family/ Member of Your Family/Member of the Family of a Bessemer Trust Employee: Any (i) near relative of a Bessemer Trust Employee, including their spouse, domestic partner, children, parents, siblings and dependents, (ii) individual or Organization that represents or acts as agent or fiduciary for those named, (iii) and other individuals or Organizations through which those named may receive a personal benefit.

Organization: Any corporation, partnership, association, limited liability company, joint venture, club, or other society or entity, either formal or otherwise.

Outside Activities: Any activity outside of an Employee’s work at Bessemer Trust that involves (i) employment or consulting with another organization, (ii) serving as an employee, director, trustee, or fiduciary for any individual or organization, or (iii) any speaking, writing, or political activity that might suggest or imply a connection with or the endorsement of Bessemer Trust as further described in the Code.

Securities Holdings: All Covered Securities in which an Employee has Beneficial Ownership.

Senior Management: Any Bessemer Trust officer who holds the title of Managing Director or above.

Senior Financial Officer: Bessemer Trust’s Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, and Director of Corporate Tax.

SIDD Committee: The Special Investments and Discretionary Distributions committee of any Bessemer Trust entity that serves in a fiduciary capacity.

19